Aston Funds
EXHIBIT TO ITEM 77Q1 (e)
Copies of any new or amended Registrant investment advisory contracts
The following documents are included in Registrant's Form 485APOS, dated December 30, 2014 (Accession No. 0001193125-14-457132), and incorporated by reference herein:

1.	Revised Schedules A and B to the Investment Advisory Agreement between
Aston Funds and Aston Asset Management, LLC for ASTON/Fairpointe
Focused Equity Fund and ASTON/TAMRO International Small Cap Fund.

2.	Revised Schedules A and B to the Sub-Investment Advisory Agreement
between Aston Asset Management, LLC and Fairpointe Capital LLC.

3.	Revised Schedules A and B to the Sub-Investment Advisory Agreement
between Aston Asset Management, LLC and TAMRO Capital Partners LLC.







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